Exhibit 12.01

                   SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN MILLIONS, EXCEPT RATIO)

                                                    Year Ended December 31,
                                       ----------------------------------------------
                                        1996       1995       1994      1993     1992
                                        ----       ----       ----      ----     ----
Earnings before income taxes and
  cumulative effect of changes in
  accounting principles                $1,454     $1,021     $  676     $536     $266
                                       ------     ------     ------     ----     ----

  Interest expense                      1,507      1,375        770      277      228

  Portion of rentals deemed
    to be interest                         58         61         67       42       23
                                       ------     ------     ------     ----     ----

Total fixed charges                     1,565      1,436        837      319      251
                                       ------     ------     ------     ----     ----
Earnings before income taxes,
  cumulative effect of changes in
  accounting principles and
  fixed charges                        $3,019     $2,457     $1,513     $855     $517
                                       ======     ======     ======     ====     ====

Ratio of earnings to fixed charges       1.93       1.71       1.81     2.68     2.06
                                       ======     ======     ======     ====     ====